Exhibit 99.5

CONFIDENTIAL

Services Agreement

This Services Agreement (including all Schedules hereto, the “Agreement”) is entered into and effective as of September 29, 2023 (the “Effective Date”) by and among:

1.	SS&C Technologies, Inc., a corporation incorporated in the State of Delaware (“SS&C Tech”) and SS&C GIDS, Inc., a corporation incorporated in the State of Delaware (“SS&C GIDS” and collectively with SS&C Tech “SS&C”); and

2.	Bain Capital Private Credit, a statutory trust organized in the State of Delaware (“Fund”); and

3.	BCPC Advisors, LP, a subsidiary of Bain Capital Credit, LP a limited partnership organized in the State of Delaware, in connection with its investment advisory services for the Fund (“Investment Manager” or “Management”).

The Fund, Management and SS&C each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.	As used in this Agreement, the following terms have the following meanings:

(a)                  “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b)                 “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c)                  “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d)                  “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e)                 “Client Data” means all data of the Fund (or Management, if Management receives Services) including Fund and Management Confidential Information, and any other data related to securities trades and other transaction data, investment returns, issue descriptions, Market Data provided by the Fund or Management and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(f)                  “Confidential Information” means any information about the Fund, the investors in the Fund, Management or SS&C, including this Agreement, except for information (other than personal data, which is always Confidential Information) that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)                  “Controller” has the meaning given in Article 4 (Definitions) of GDPR and Section 2 of DPA, as applicable.

(h)                  “Data Supplier” means a supplier of Market Data.

(i)                   “DPA” means the Cayman Islands Data Protection Act (2021 Revision), as it may be revised from time to time (“Act”), together with any applicable regulations made under the Act.

(j)                   “EEA” means the European Economic Area.

(k)                  “EU GDPR” means the General Data Protection Regulation, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016, the effective date of which is 25 May 2018, including any applicable data protection legislation or regulations or standard contractual clauses supplementing it in those jurisdictions in which relevant services are provided to the Fund or Management by SS&C from time to time.

(l)                   “EU Personal Data” means any personal data to the extent that EU GDPR applies to the processing of such personal data or the extent that a data subject is a resident of the EU or the EEA.

(m)                 “GDPR” means the EU GDPR and the UK GDPR, as applicable.

(n)                 “Governing Documents” means the constitutional documents of an entity and, with respect to the Fund, all minutes of meetings of the board of trustees or analogous governing body and of shareholders meetings, and any offering memorandum, subscription materials and other disclosure documents utilized by the Fund in connection with the offering of any of its securities or interests to investors, all as amended from time to time.

(o)                 “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(p)                 “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(q)                 “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(r)                  “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(s)                 “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(t)                  “Personal Data” has the meaning given in Article 4 (Definitions) of GDPR and Section 2 of DPA, as applicable, and includes the types of personal data set out in Schedule C. For the purpose of this Agreement, “Personal Data” includes EU Personal Data and UK Personal Data (as defined in this Section 1.1) as applicable and “personal information” as such term is used in the CCPA (as defined in Section 9.5).

(u)                 “Personal Data Breach” has the meaning given in Article 4 (Definitions) of GDPR and Section 2 of DPA, as applicable.

(v)                 “Processor” has the meaning given in Article 4 (Definitions) of GDPR and Section 2 of DPA, as applicable.

(w)                 “SEC” means the U.S. Securities and Exchange Commission.

(x)                  “Services” means the services listed in Schedule A.

(y)                “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or permitted assigns.

(z)                 “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services.

(aa)                “Standard Contractual Clauses” or “SCCs”) means the standard contractual clauses for the transfer of personal data to third countries pursuant to the GDPR, as set out in the Annex to European Commission Implementing Decision (EU) 2021/914 of 4 June 2021 (or any subsequent clauses that may amend or supersede such standard contractual clauses), to including the UK Addendum to the extent required under the UK GDPR. For the purpose this Agreement, “UK Addendum” means the UK Addendum to the Standard Contractual Clauses published by the UK supervisory authority, the Information Commissioner’s Office and effective 21 March 2022.

(bb)               “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

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(cc)               “UK GDPR” means the Data Protection Act 2018 and the EU GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 as modified by Schedule 1 to the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, in each case, to the extent applicable to SS&C in the provision of Services under this Agreement.

(dd)               “UK Personal Data” means any personal data to the extent that UK GDPR applies to the processing of such personal data or the extent that a data subject is a resident of the United Kingdom.

1.2.          Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.          Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4.          Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.          The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1.          Subject to the terms of this Agreement, SS&C will perform the Services set forth in Schedule A for the Fund and, if and to the extent specifically set forth therein, Management. SS&C shall be under no duty or obligation to perform any service except as specifically listed in this Agreement (including Schedule A) or take any other action except as specifically listed in this Agreement (including Schedule A), and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. If the Fund or Management requests to change the Services, including those necessitated by a change to the Governing Documents of the Fund or Management or a change in applicable Law, such changes will only be binding on SS&C when they are reflected in an amendment to Schedule A.

2.2.          The Fund and Management agree to pay the fees, charges and expenses in accordance with, and in the manner set forth in, the fee letter(s) (a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. Payment by the Fund and Management shall not limit SS&C’s rights of recourse against the Fund and Management.

2.3.          In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to (i) one or more of its Affiliates, with the written consent of Management if required by applicable Law or (ii) with the written consent of Management, other Persons (and any required Fund consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C. If SS&C delegates any Services, (i) such delegation shall not relieve SS&C of its duties and obligations hereunder, (ii) in respect of processing Personal Data under this Agreement, SS&C as Processor has the general authorization of Fund as Controllers for the engagement of delegates as sub-processors and, such delegation shall be subject to a written agreement obliging the delegate as sub-processor to comply with the applicable Laws (including data protection law) relevant to delegated duties and obligations of SS&C, including those set out in Section 9 (Data Protection), and (iii) if required by applicable Law, SS&C will identify such agents and the Services delegated and will update Fund when making any material changes in sufficient detail to provide transparency and to enable Fund to object to a particular arrangement. SS&C shall be responsible for the acts and omissions of any delegate/subprocessor.

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3.	Fund and Management Responsibilities

3.1.          The management and control of the Fund are vested exclusively in the Fund’s governing body (i.e., the board of trustees of the Fund) and Management, subject to the terms and provisions of the Fund’s Governing Documents.

The Fund’s governing body and Management will make all decisions, perform all management functions relating to the operation of Fund, and Management shall authorize all transactions. Without limiting the foregoing, Management shall:

(a)                  Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Fund.

(b)                 Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform SS&C of any errors it is in a position to identify.

(c)                  Provide, or cause to be provided, and accept responsibility for, valuations of the Fund’s assets and liabilities in accordance with the Fund’s written valuation policies.

(d)                 Provide SS&C with timely and accurate information including trading and Fund investor records, valuations and any other items required by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2.          The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to the Fund and do not limit or modify the Fund’s responsibility for determining the value of the Fund’s assets and liabilities.

3.3.         Each of the Fund and Management is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. The Fund will notify SS&C in writing of any changes to the Fund Governing Documents that may materially impact the Services and/or that affect Fund’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. SS&C is not responsible for monitoring compliance by the Fund or Management with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4.              In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by the Fund and Management in connection with the Services and (ii) not be disseminated by the Fund or Management or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to the Fund, Management or any other Person for any Losses with respect to Market Data, reliance by SS&C Associates or the Fund on Market Data or the provision of Market Data in connection with this Agreement.

3.5.          The Fund shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to SS&C, all Client Data and the then most current version of all Fund Governing Documents and any agreement between Management and the Fund relevant to the Services. The Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services.

3.6.          Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith, SS&C Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates in connection with the performance of the Services and SS&C’s duties and obligations hereunder, without further enquiry or liability.

3.7.          Notwithstanding anything in this Agreement to the contrary, if SS&C is in doubt as to any action it should or should not take in its provision of Services, SS&C Associates may request directions, advice or instructions from the Fund, or as applicable, Management, custodian or other service providers.

4.	Term

4.1.         The initial term of this Agreement will be from the Effective Date through December 31, 2026 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 1 year each (such periods, in the aggregate, the “Term”). After the Initial Term either Party may terminate this Agreement as of a calendar quarter end upon 90 days’ written notice.

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5.	Termination

5.1.          SS&C or Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)                  The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within thirty (30) calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)                 The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) where the other Party becomes subject to a material Action involving fraud or criminal activity that the terminating Party reasonably determines could cause such terminating Party reputational harm; provided that in the case of SS&C, such material Action is specifically with respect to SS&C’s actions or inactions in its capacity as fund administrator, or (v) where the other Party is the Fund, material changes in the Fund’s Governing Documents or the assumptions set forth in Section 1 of Schedule B are determined by SS&C, in its reasonable discretion, to materially affect the Services or to be materially adverse to SS&C.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than ninety (90) calendar days after the event.

5.2.          [Reserved.]

5.3.          Upon delivery of a termination notice, subject to the receipt by SS&C of all then-due fees, charges and expenses, SS&C shall continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A executed by SS&C. In the event of the termination of this Agreement, SS&C shall provide exit assistance by promptly supplying requested Client Data to the Fund or Management entity to which the Client Data relate, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in Schedule B for the balance of the unexpired portion of the Term.  In the event that the Fund or Management wishes to retain SS&C to perform additional transition or related post-termination services, including, but not limited to, providing data and reports in new formats, performing work, committing resources, or reporting deliverables after the termination date, the applicable entity and SS&C shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A and/or Schedule B, as appropriate.

5.4.          Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2, 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C for the Fund or Management after the termination of this Agreement all of the provisions of this Agreement except Schedule A (including any amendments to Schedule A pursuant to the terms of this Agreement) shall survive the termination of this Agreement for so long as those services are performed.

5.5.          Any Person, including an investment fund or its general partner, may be joined to this Agreement upon the execution of a written amendment hereto.

6.	Limitation of Liability and Indemnification

6.1.          Notwithstanding anything in this Agreement to the contrary, SS&C Associates shall not be liable to the Fund or Management for any action or inaction of any SS&C Associate except to the extent of direct Losses to have resulted solely from the gross negligence, willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement. Except with respect to SS&C’s out-of-pocket expenses and judgments awarded against and payable by SS&C resulting from Third Party Claims for which SS&C is entitled to indemnification by Fund and Management under this Section 6 (which shall be deemed direct Losses), in no event shall either Party be liable to the other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Both the Fund and Management shall severally and not jointly (to the extent that several liability can be reasonably determined under the circumstances) indemnify, defend and hold harmless SS&C Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any Third Party Claim, except to the extent such Losses resulted solely from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. Any expenses (including legal fees and costs) incurred by SS&C Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by the Fund and Management on a quarterly basis prior to the final disposition of such matter upon receipt by the Fund and Management of an undertaking by SS&C to repay such amount if it shall be determined that an SS&C Associate is not entitled to be indemnified. The maximum amount of cumulative liability of SS&C Associates to the Fund and Management for Losses arising out of the subject matter of, or in any way related to, this Agreement, except to the extent that such Losses resulted solely from the willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement, shall not exceed the aggregate fees paid by the Fund and Management to SS&C under this Agreement for the most recent 48 months immediately preceding the date of the event giving rise to the Claim, or if the Agreement had been effective for less than 48 months, the average monthly payment fees payable since the Effective Date times 24.

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6.2.          Further, and notwithstanding anything herein to the contrary, with respect to “as of” adjustments, SS&C will not assume one hundred percent (100%) responsibility for losses resulting from “as of” due to clerical errors or misinterpretations of securityholder instructions, but SS&C will discuss with the Fund, SS&C’s accepting liability for an “as of” on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is “material”, as hereinafter defined, and based on the totality of the circumstances and subject to Section 6.  A loss is “material” for purposes of this Section 6.2 when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times Fund’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time).  When SS&C determines that it should contribute to the settlement of a “material” loss, SS&C’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

7.	Representations and Warranties

7.1.          Each Party represents and warrants to each other Party that:

(a)                  It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)                 Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)                  It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)                 The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.          Management represents and warrants to SS&C that (i) it has actual authority to provide instructions and directions on behalf of Management and the Fund and that all such instructions and directions are consistent with the Governing Documents of the Fund and Management and other corporate actions thereof and (ii) it will promptly notify SS&C of any material Action against it.

7.3.          The Fund represents and warrants to SS&C that it is a closed-end management investment company and has elected to be regulated as a business development company under the U.S. Investment Company Act of 1940, as amended.

7.4.          SS&C represents and warrants to the Fund that:

(a)                 To its knowledge, none of the software owned or licensed by SS&C and made accessible by SS&C to the Fund or Management in connection with the Services contains a virus, malware or a similar defect that could reasonably be anticipated to damage, detrimentally interfere with, surreptitiously intercept, adversely affect or expropriate Client Data maintained by SS&C.

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(b)                 It has implemented and maintains commercially reasonable business continuity policies and procedures with respect to the Services, will provide the Fund with a summary of its business continuity policies, will test its business continuity procedures at least annually.

(c)                  It has implemented and maintains written information security policies and procedures that are reasonably designed to protect against threats or hazards to the security, confidentiality, or integrity of Client Data and Confidential Information maintained by SS&C.

(d)                SS&C maintains: (i) Commercial General Liability insurance in commercially reasonable amounts, (ii) Workers’ Compensation and Employers’ Liability insurance, in each case to the extent required by applicable law, covering all SS&C Associates performing services, and (iii) Professional Liability (Errors & Omissions and Cyber Liability) insurance coverage in commercially reasonable amounts.

8.	Client Data

8.1.          The Fund and Management (i) will provide or ensure that other Persons provide Client Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between SS&C and the Fund or Management, all Client Data shall remain the property of the Fund or Management entity to which such Client Data relate. Client Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11.2. SS&C shall be permitted to act upon instructions from Management with respect to the disclosure or disposition of Client Data related to the Fund, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.          SS&C shall maintain and store material Client Data used in the official books and records of the Fund for a rolling period of seven (7) years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

9.	Data Protection

9.1.          From time to time and in connection with the Services, SS&C may obtain access to certain Personal Data and/or Personal Information from the Fund, Management or from the Fund investors and prospective investors and, if applicable, as processor of the Fund and/or Management. For purposes of Section 9.1., 9.2, 9.8, 9.12 and 9.13, “Personal Information” shall include non-public personal information provided to, and maintained by, the Fund, including personally identifiable financial information as defined by Title V of the Gramm-Leach Bliley Act, 15 U.S.C. §§6801, et seq., and its implementing regulations (the “GLBA”). Personal Information shall not include any personal information not required by Law to be kept confidential. As applicable to the Services, SS&C has implemented policies and procedures that are reasonably designed to meet its requirements of, and SS&C shall comply in all material respects with, the provisions of the GLBA (and similar U.S. law) applicable to SS&C regarding the restrictions on use, disclosure, and safeguarding of such Personal Information processed by SS&C as further detailed below.

9.2.          Personal Data and/or Personal Information relating to the Fund, Management and their respective Affiliates, members, shareholders, directors, officers, partners, employees and agents and of Fund investors or prospective investors will be processed by and on behalf of SS&C. The Parties acknowledge and agree that, with regard to the processing of any Personal Data SS&C obtains in relation to the Agreement, the Fund and/or Management, as applicable, is the Controller and SS&C is the Processor acting on behalf of the Fund and/or Management, as applicable. Each Fund and Management entity consents to the transmission and processing of such data outside the jurisdiction governing this Agreement in accordance with applicable Law.

9.3.          For the purposes of GDPR and DPA, and to the extent GDPR, and/or DPA, as applicable, applies to the Fund and/or Management as Controller and to SS&C as Processor in the provision of Services under this Agreement, the Parties acknowledge that SS&C acts as the Processor and the Fund and/or Management, as applicable, acts as the Controller of such Personal Data, as is processed under this Agreement for the purpose of performing the Services. The subject matter, duration, nature, purpose, type of Personal Data, and the categories of data subjects in respect of the processing of the Personal Data are set out in Schedule C. The Parties shall, acting reasonably, from time to time agree such changes to Schedule C as necessary to meet the requirements of GDPR and/or DPA, as may be applicable.

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9.4.           In processing the Personal Data on behalf of the Fund and/or Management, SS&C acting as a Processor shall:

(a)                  comply with its applicable obligations as a Processor under (i) GDPR, including those requirements set out in Articles 28 (Processor), 29 (Processing under the authority of the controller or processor), Article 30 (Records of processing activities), 31 (Cooperation with the supervisory authority) and 32 (Security of processing) of GDPR, and (ii) DPA, if any, and implement and maintain appropriate technical and organizational measures in relation to the processing of Personal Data designed to ensure the security of any processing of Personal Data, taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of processing as well as the risk of varying likelihood and severity for the rights and freedoms of natural persons;

(b)                  not disclose or use any such Personal Data except in accordance with the documented lawful instructions of the Fund or Management, to carry out SS&C’s obligations under, or as otherwise permitted pursuant to the terms of, its agreements with the Fund and Management, and to comply with applicable Law including GDPR and DPA;

(c)                  notify the Fund and Management without undue delay after becoming aware of a Personal Data Breach affecting such Personal Data of Fund or Management and provide reasonable assistance to Fund or Management (as applicable) in its notification of that Personal Data Breach to the relevant supervisory authority under GDPR and DPA, and those data subjects affected as set out in Articles 33 (Notification of a personal data breach to the supervisory authority) and 34 (Communication of a personal data breach to the data subject) of GDPR and the equivalent provisions of DPA, in each case taking into account the nature of processing and the information available to SS&C. Upon becoming aware of a Personal Data Breach, the Fund and/or Management is responsible for making notifications related to a Personal Data Breach that the Fund and Management are required to make by applicable Law. SS&C will not disclose or use personal data obtained from or on behalf of Fund or Management except in accordance with the lawful instructions of Fund or Management (as applicable), to carry out SS&C’s obligations under, or as otherwise permitted pursuant to the terms of this Agreement and to comply with applicable Law, including GDPR and DPA;

(d)                 provide reasonable assistance to the Fund and Management in their obligations to respond to requests from data subjects in relation to the exercise of data subjects’ rights laid down in GDPR and/or DPA, as applicable insofar as possible by appropriate technical and organisational measures and taking into account the nature of the processing and the information available to SS&C;

(e)                  provide reasonable assistance to the Fund and Management in their data protection impact assessment the Fund and/or Management are required to carry out in accordance with GDPR and/or DPA, as applicable, and in connection with their prior consultation with the relevant supervisory authority as set out in Articles 35 (Data protection impact assessment) and 36 (Prior Consultation) of GDPR, taking into account the nature of processing and the information available to SS&C. Staff time for this purpose in excess of 10 hours per services agreement in any year shall be chargeable at SS&C standard rates together with any expenses;

(f)                  only grant access to the Personal Data to: (i) employees or other personnel who require access to the Personal Data to enable SS&C to perform its obligations under the Agreement; (ii) any persons who require access to the Personal Data to enable SS&C to perform its obligations under this Agreement; or (iii) as permitted under Section 2.3 and, in each case, ensure that any such persons authorized to process the Personal Data and, in each case, ensure that such Persons are subject to a duty of confidence in respect of the Personal Data that is equal to or greater SS&C’s duties under this Agreement;

(g)                 only transfer the Personal Data to, or access or process the Personal Data in, any country outside the EEA (in the case of EU Personal Data) and UK (in the case of UK Personal Data) and the Cayman Islands (in the case of Personal Data processed subject to the DPA) in accordance with EU GDPR, UK GDPR, and DPA, as applicable, and including, where applicable, as a result of a data transfer agreement containing the relevant Standard Contractual Clauses (deemed equivalent in the Cayman Islands for the purpose of the DPA);

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(h)                 at the request of the Fund and/or Management and upon reasonable notice and access arrangements agreed in writing with the Fund and/or Management: (i) make available to the Fund and/or Management all information necessary to demonstrate SS&C’s compliance with the obligations laid down in this Section 9 (Data Protection) and (ii) allow for and contribute to audits, including inspections, conducted by the Fund or Management or a designated auditor and/or any Government Authority in each case taking into account the nature of processing and the information available to SS&C;

(i)                  on termination of this Agreement or as otherwise instructed by the Fund and/or Management, erase or return (on Fund’s and/or Management’s election) the Personal Data (including all existing copies thereof) to the Fund and/or Management, and as instructed by the Fund and/or Management, in accordance with the terms of this Agreement and provide the Fund and/or Management with written confirmation of any such erasure, provided that SS&C shall be entitled to retain the Personal Data subject to the terms set forth in Section 8.2 and subject to the confidentiality obligations set forth in Section 11; and

(j)                   promptly notify the Fund and/or Management and provide reasonable assistance, where it becomes aware of any data subject complaint in relation to the handling of Personal Data, or any communication by a relevant supervisory authority in relation to the Personal Data, which is in each case processed pursuant to the Agreement (unless the relevant Party is prohibited from making such notification under any applicable Law or by any Governmental Authority).

9.5.          The Fund and Management shall comply at all times with its applicable obligations as Controller under applicable privacy and data protection Laws, including but not limited to the GLBA. The Fund and Management agree to ensure that all relevant data subjects for whom SS&C will process Personal Data on their behalf as Processor as contemplated by this Agreement are fully, informed of such processing to the extent required by privacy and data protection laws applicable to the Fund and Management, including, where relevant, the processing of such data outside the European Union (in the case of EU Personal Data), the United Kingdom (in the case of UK Personal Data) and the Cayman Islands (in the case of Personal Data processed subject to the DPA), and if applicable will use reasonable efforts to obtain consent for GDPR and/or DPA compliance purposes under applicable privacy and data protection Laws.

9.6.          California Privacy Legislation. For the purposes of this clause the following terms shall have the following respective meanings:

(a)	“CCPA” means the California Consumer Privacy Act of 2018, California Civil Code § 1798.100 to 1798.199, effective 1 January 2020, as amended by the California Privacy Rights Act of 2020, effective 1 January 2023 and their respective implementing regulations.

(b)	“Personal Information” means personal information within the meaning of CCPA which is received or collected by SS&C from, or on behalf of, the Fund or Management in connection with performing its obligations pursuant to this Agreement.

(c)	“Business”, “Business Purpose”, “Consumer”, “Sell”, “Service Provider”, “Share” and “Verifiable Consumer Request” have the meaning given in Section 1798.140 of CCPA.

9.5.1        To the extent CCPA applies, the Fund or Management acts as a Business and SS&C as a Service Provider in the receipt and/or provision of Services under this Agreement, and the Parties hereby agree the following:

(a)	SS&C, as a Service Provider, shall not:

(i)	Sell or Share Personal Information;
(ii)	retain, use or disclose any Personal Information for any purpose other than:
1.	the limited and specified Business Purposes of providing the Services or performing its obligations under this Agreement; or
2.	in accordance with Fund’s or Management’s lawful instructions; or
3.	outside of the direct business relationship between SS&C and the Fund or Management; or
4.	as otherwise permitted pursuant to CCPA, including the purposes described in Section 1798.145, subdivisions (a)(1) to (a)(4) of CCPA
(iii)	combine Personal Information with personal information received from or on behalf of another person,or collected from SS&C’s own interactions with individuals.

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(b)	SS&C shall comply with its own applicable obligations as Service Provider under CCPA and provide the same level of privacy protection as is required by CCPA.

(c)	SS&C shall notify the Fund and Management on a timely basis if at any time SS&C makes a determination that it can no longer meet its obligations under CCPA.

(d)	The Parties agree that the Fund and Management may take reasonable and appropriate steps to ensure that SS&C uses Personal Information in a manner consistent with Fund’s and Management’s obligations under CCPA and, upon written notice to SS&C stop and remediate the unauthorized use of Personal Information.

(e)	SS&C shall provide the Fund and Management with reasonable assistance in Fund’s and Management’s obligations to respond to Verifiable Consumers Requests in connection with a request for information or deletion by such Consumer pursuant to CCPA, including Section 1798.105(c) of CCPA, and at Fund’s or Management’s written direction, SS&C shall delete, or enable the Fund and Management to delete such Personal Information, in each case taking into account the nature of the processing and the information available to SS&C, provided that SS&C shall not be required to comply with a Consumer’s request to delete the Consumer’s Personal information if it is reasonably necessary for Business of the Service Provider to maintain the Consumer’s Personal information in accordance with CCPA, including the purposes described in Section 1798.105.

(f)	The Fund and Management agree that it shall comply at all times with its own applicable obligations as Business under CCPA. The Fund and Management agree to ensure that all relevant Consumers for whom SS&C will process Personal Information on Fund’s and Management’s behalf as contemplated by this Agreement are, to the extent required by the CCPA, fully informed concerning such processing, including, where relevant, the processing of such Personal Information outside the State of California and if applicable provide consent for CCPA compliance purposes.

9.7.          Without prejudice to SS&C’s obligations under Section 9.1 to 9.5 and in accordance with applicable Law, SS&C will implement and maintain reasonable technical, administrative and physical safeguards to protect Client Data from accidental, unauthorized, or unlawful destruction, loss, alteration, disclosure, or access, which safeguards shall include: (i) encryption during the transmission and storage of Client Data, (ii) installation and maintenance of firewalls configured to protect Client Data, (iii) use of automatically updating anti-virus software on devices used in providing the Services, (iv) an intrusion and vulnerability management program, (v) tracking and monitoring access to network resources and Client Data, (vi) control access to physical hardware that contains Client Data, (vii) distributed denial of service mitigation services, (viii) a reasonable program for disposal of documents and media containing Client Data, and (ix) procedures for the maintenance of Client Data. SS&C shall provide a summary of such written information security program to Funds or Management upon written request. Should SS&C discover any virus, malware or a similar defect, it will notify the Fund without undue delay after determining that it could reasonably be anticipated to damage, detrimentally interfere with, surreptitiously intercept, adversely affect or expropriate Client Data or Confidential Information maintained by SS&C.

9.8.          Without prejudice to SS&C’s obligations under Section 9.1 to 9.5, SS&C will promptly investigate material incidents of unauthorized disclosure of, access to or loss of Client Data, including Personal Data and Personal Information maintained by SS&C or its subprocessors (a “Data Breach”) and, unless prohibited by applicable Law, notify the applicable the Fund and/or Management entity without undue delay following any Data Breach. Upon becoming aware of a relevant Data Breach, each the Fund and/or Management entity (as applicable) shall be responsible for making notifications related to a Data Breach that the Fund and/or Management entity are required to make by applicable Law and SS&C will work with the Fund and/or Management entity in good faith to allow such the Fund and/or Management entity to make any notifications required by applicable Law. SS&C will promptly seek, in conjunction with Management, to implement corrective action to respond to Data Breaches and prevent future occurrences, and will report to Management the corrective actions. SS&C will reasonably cooperate with any Funds and/or Management (as applicable) in the event of any Government Authority inquiry related to or arising out of a Data Breach.

9.9.          Where relevant to the Services, SS&C shall conduct a website vulnerability assessment (also known as a penetration test or ethical hack) at least annually of applicable web-facing technological infrastructure maintained by SS&C to provide the Services utilizing a certified independent third party. SS&C shall provide the Fund or Management with a summary of such testing upon the written request of the Fund or Management along with plans for corrective actions for material findings.

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9.10.        At the request of the Funds or Management, on an annual basis and subject to a written disclaimer and indemnity, SS&C will provide the Funds and Management with a copy of its reports prepared under Statement on Standards for Attestation Engagements No.18., Service Organization Controls 1 (SOC1), as applicable to the Services and SS&C’s data processing environment. Upon the Fund or Management written request, SS&C will meet with Client to discuss the reports and respond to Client’s inquiries with respect thereto, including providing a summary of SS&C’s remediation plans for any material deficiencies noted in the reports.

9.11.        To the extent required under GDPR in relation to the transfer of Personal Data outside of the EEA (in the case of EU Personal Data) or the UK (in the case of UK Personal Data) and to the extent GDPR applies to the transfer of Personal Data from Fund as Controller where Fund is either (i) established in the EU and/or the UK or (ii) outside the EU and/or the UK and subject to Art 3.2 of GDPR  to SS&C as processor where SS&C is established outside the EU and/or the UK and not subject to Art 3.2 of GDPR, where such transfer in the receipt and/or provision of Services under this Agreement constitutes an international data transfer for the purposes of the UK GDPR and/or the EU GDPR:

(a)	The Parties agree to incorporate into this Agreement the SCCs whereby the Fund or Management (as applicable) on one hand is the “data exporter” and Controller and SS&C on the other hand is the “data importer” and Processor.
(b)	With respect to the SCCs incorporated into this Agreement by reference:
(i)	the “competent supervisory authority” is the supervisory authority in Ireland with respect to transfers for EU GDPR purposes, and the Information Commissioner in the UK with respect to transfers for UK GDPR purposes;
(ii)	the footnotes, Clause 9(a) Option 1, Clause 11(a) Option and Clause 17 Option 2 are omitted;
(iii)	the time period in Clause 9(a) Option 2 is 30 days;
(iv)	Module Two Transfer controller to processor applies and Modules One, Three and Four are omitted;
(v)	the content of Schedule A of this Agreement shall constitute the content of the required corresponding annexes to the SCCs;
(vi)	the SCCs are governed by the law of Ireland with respect to transfers for EU GDPR purposes, and the law of England and Wales with respect to transfers for UK GDPR purposes;
(vii)	the UK Addendum may be ended by the Fund or Management, as applicable, as set out in section 19 of the UK Addendum; and
(viii)	any dispute arising from the SCCs will be resolved by the courts of Ireland for EU GDPR purposes, and the courts of England and Wales for UK GDPR purposes, and if there is any conflict between the terms of the Agreement and the SCCs in relation to data protection, the SSCs will prevail, provided that it is acknowledged and agreed by Fund or Management that any claims arising in connection with breaches of Personal Data processing (including, but not limited to, claims for breach of the SCCs - Module Two Transfer controller to processor), to the extent incorporated into the Agreement pursuant to this paragraph (each a “Data Protection Breach”) shall be subject to the applicable liability-related provisions of the Agreement, provided that nothing in this Agreement shall exclude the liability of any Party related to a Data Protection Breach which cannot be limited or excluded under GDPR, to the extent applicable to both the Fund or Management on one hand and SS&C on the other hand.

9.12.        Upon termination, any provision of this Agreement that expressly or by implication should come into or continue in force on or after termination of the Agreement in order to protect Personal Data and/or Personal Information will remain in full force and effect.

9.13.        Fund and Management acknowledges that SS&C intends to develop and offer analytics-based products and services for its customers. In providing such products and services, SS&C will be using consolidated data across all clients, including data of Fund, and make such consolidated data available to clients of the analytics products and services. Fund and Management hereby consents to the use by SS&C of Fund Confidential Information (including anonymized shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the information will be aggregated, anonymized and may be enriched with external data sources. SS&C will not disclose, shareholder names or other Personal Information, or information specific to or identifying Fund or any information in a form or manner which could reasonably be utilized to readily determine the identity of Fund or its shareholders.

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10.	SS&C Property

10.1.        SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither the Fund nor Management nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. The Fund and Management shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1.        Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2.        Each Party may disclose the other Party’s Confidential Information:

(a)	In the case of the Fund or Management, to each of its Affiliates, members, shareholders, trustees, officers, partners, employees and agents (the “Fund Representative”), in each case, who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. The Fund and Management shall ensure compliance by the Fund Representatives with Section 11.1.

(b)	In the case of SS&C, to the Fund and Management and each SS&C Associate, the Fund Representative, the Fund or Management bank or broker, the Fund or Management counterparty or agent thereof, or payment infrastructure provider, in each case, who needs to know such information for the purpose of carrying out SS&C’s duties under or enforcing this Agreement. SS&C shall ensure compliance by SS&C Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)	As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3.        Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) seven (7) years or (ii) as required by Law or its internal policies.

11.4.        SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it reasonably deems necessary to comply with such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services.

11.5.        Upon the prior written consent of Management, SS&C shall have the right to identify the Fund or Management in connection with its marketing-related activities and in its marketing materials as a client of SS&C. Upon the prior written consent of SS&C, the Fund or Management shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the offering documents of the Fund. This Agreement shall not prohibit SS&C from using any Fund or Management data (including Client Data) in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that neither the Fund nor Management is named or identified in such public statements without its prior written consent. If the Services include the distribution by SS&C of notices or statements to investors, SS&C may, upon advance notice to the Fund or Management, include reasonable notices describing those terms of this Agreement relating to SS&C and its liability and the limitations thereon; if investor notices are not sent by SS&C but rather by Fund or Management or some other Person, the Fund and Management will reasonably cooperate with any request by SS&C to include such notices. Neither Fund nor Management shall, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C is (i) providing valuations with respect to the securities, products or services of Fund or Management, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Fund or Management, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Fund, Management or any of their respective assets, investors or customers.

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12.	Notices

12.1.           Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C (to each of):

SS&C Technologies, Inc.
4 Times Square, 6th Floor
New York, New York 10036
Attention:	Chief Operating Officer
General Counsel
E-mail:	notices@sscinc.com

If to the Fund or Management:

BCPC Advisors, LP
200 Clarendon Street
Boston, MA 02116
Attention:	Jessica Yeager
Email: j.yeager@baincapital.com

13.	Miscellaneous

13.1.        Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2.        Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by the Fund or Management, in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C. SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If SS&C assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without the consent of the Fund or Management, the Fund or Management may terminate this Agreement by written notice to SS&C within ninety (90) days of receiving notice of such assignment or transfer, subject to SS&C’s right within thirty (30) calendar days of such notice to rescind such assignment or transfer. For the avoidance of doubt, any notice of an assignment or transfer published or made by SS&C in any public or regulatory statement or filing, whether in writing or by electronic means, shall be deemed to be notice of such assignment or transfer to Fund and Management hereunder as of the date of such publication or filing.

13.3.        Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4.        Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be made or exchanged electronically and shall be binding to the same extent as if original signatures were exchanged.

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13.5.        Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

13.6.        Force Majeure. SS&C will not be responsible for any Losses of property in SS&C Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7.        Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person. The Fund and Management understand that SS&C may have relationships with Data Suppliers and providers of technology, data or other services to the Fund or Management and SS&C may receive economic or other benefits in connection with the Services provided hereunder.

13.8.        No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9.        No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, each Party will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of the other Party or its Affiliates without the consent of the other Party; provided, however, that the foregoing shall not prevent a Party from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates, or the Fund’s or Management’s employees. If Fund or Management employs or engages any SS&C Associate during the term of this Agreement or the period of 12 months thereafter, such entity shall pay for any fees and expenses (including recruiters’ fees) incurred by SS&C or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C.

13.10.      No Warranties. Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11.      Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12.      Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of the Fund in any Action to which the Fund or Management is a party or otherwise related to the Fund or Management (other than an Action between SS&C and the Fund or Management), the Fund and Management shall reimburse SS&C for all costs and expenses, including the time of its professional staff at SS&C’s standard rates and the cost of legal representation, that SS&C reasonably incurs in connection therewith; except to the extent resulting solely from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement.

13.13.      Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates and Data Suppliers.

13.14.      Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

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13.15.      Certain Third Party Vendors. Nothing herein shall impose any duty upon SS&C in connection with or make SS&C liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Broadridge Financial Services (investor communications), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if SS&C selected such company, SS&C shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

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This Agreement has been entered into by the Parties as of the Effective Date.

SS&C Technologies, Inc. SS&C GIDS, Inc.		BCPC Advisors, LP, a subsidiary of Bain Capital Credit, LP

By:	/s/ Kenneth Fullerton	By:	/s/ Jessica Yeager
Name:	Kenneth Fullerton	Name:	Jessica Yeager
Title:	Authorized Signatory	Title:	Secretary

Bain Capital Private Credit

By:	/s/ Jessica Yeager
Name:	Jessica Yeager
Title:	Secretary

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Schedule A

Services

A.	General

1.             As used in this Schedule A, the following additional terms have the following meanings:

(i)	“ACH” shall mean the Automated Clearing House.

(ii)	“AML” means anti-money laundering and countering the financing of terrorism.

(iii)	“Bank” shall mean a nationally or regionally known banking institution.

(iv)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(v)	“DTCC” shall mean the Depository Trust Clearing Corporation.

(vi)	“investor” means an equity owner in the Fund, whether a shareholder in a company, a partner in a partnership, a unitholder in a trust or otherwise. A “prospective investor” means an applicant to become an investor.

(vii)	“IRA” shall mean Individual Retirement Account.

(viii)	“OFAC” means the Office of Foreign Assets Control, an agency of the United States Department of the Treasury.

(ix)	“Program” shall mean NSCC Networking, Fund Serv or other DTCC program.

(x)	“TA2000 System” shall mean SS&C DST’s TA2000TM computerized data processing system for shareholder accounting.

2.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.	The Fund and Management acknowledge that SS&C’s ability to perform the Services is subject to the following dependencies:

(i)	The Fund, Management and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for SS&C to provide the Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by the Fund, Management and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C Associates in connection with the Services by any Person.

(iv)	The Fund and Management informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by the Fund or Management under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)	SS&C’s timely receipt of the then most current version of Fund Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C Web Portal and other application User information.

4.	Notwithstanding anything in this Agreement to the contrary, SS&C GIDS is responsible for providing the Services listed under Section D “Shareholder Recordkeeping, Transfer Agency and Investor Relations” and SS&C Tech is responsible for providing all other Services.

5.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by the Fund and Management of the duties and obligations listed.

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B.	Private Markets Accounting and Administration

1.             Set-up and onboarding:

(i)	Review Fund Governing Documents to obtain information regarding applicable matters required to perform the Services.

(ii)	Establish a process with Management for communications regarding subscriptions, distributions, valuation, deliverables and ad hoc Management and investor or prospective investor requests.

(iii)	Create and populate in SS&C’s systems applicable entities, charts of accounts and investor information.

(iv)	Develop investor reporting, financial statement templates and management reporting as agreed in writing between SS&C and Management (additional fees apply for custom reporting).

2.	Maintain the general ledger and source journals for Fund.

3.	Record the following transactions/items: (i) investment transactions (e.g., purchases, sales and loans), (ii) investment income, (iii) fair value adjustments, (iv) interest and dividend income, (v) operating expenses and (vi) management fees.

4.	Maintain investor accounts and compute allocation of profits and losses (including carried interest).

5.	Prepare quarterly (i) work paper packages and (ii) investor reporting packages.

6.	Coordinate the annual audit between Management and the Fund’s auditor, including establishing timelines for SS&C deliverables, and answering questions as appropriate. Prepare the Fund’s draft annual financial statements and accompanying materials, as may be agreed to by the Parties in writing.

(i)	If the Parties agree that SS&C shall prepare the Fund’s draft annual financial statements, the Fund shall (I) provide information to SS&C to complete the financial statement schedules and notes to the financial statements if SS&C is preparing such notes, (for matters such as risk management disclosures, details of related party transactions, netting and collateral arrangements), (II) assist and guide SS&C with determining industry, geographic and other descriptions and classification of assets, (III) provide all required disclosure of regulatory status, (IV) provide such other information and assistance as SS&C may reasonably request related to the preparation and audit of the financial statements or related schedules, as appropriate, and (V) approve all information prepared on behalf of the Fund and provided to the auditor.

(ii)	Notwithstanding anything in this Agreement to the contrary, the Fund has ultimate authority over and responsibility for its financial statements.

7.	Prepare and review the Fund’s bank account reconciliations and required schedules on a monthly basis, as agreed in writing.

8.	On-line access:

(i)	Provide Management online access to a Web Portal with read-only access to the portfolio accounting modules.

9.	Calculate the net asset value of the Fund according to the accounting policies and procedures set forth in the prospectus included in the Fund’s registration statements filed under the Securities Act of 1933 or other operative documents.

10.	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations.

11.	Communicate, at an agreed upon time, the per share price of classes of the Fund to parties as agreed upon from time to time.

C.	Loan Processing

1.	Provide trade processing support for loan transactions including recording trade settlements, reconciliation of settlements and tracking associated loan documentation.

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2.	Provide asset servicing support related to loan positions including liaising with the loan agent on various aspects of loan maintenance and reconciliation.

3.	Provide payment information to the Fund and Management for review through SS&C’s wire payment application with respect to loan payments, drawdowns and other loan life cycle events.

4.	Obtain and maintain static data on loan facilities subject to receipt from the applicable agent bank

5.	Provide loan information reporting (e.g., trade blotter, market value position report and loan contract position report) to the Fund and Management.

6.	Store agent bank notices received with respect to loan positions and make available to the Fund and Management in a format as agreed in writing with Management.

D.	Shareholder Recordkeeping, Transfer Agency and Investor Relations

7.	SS&C GIDS utilizing the TA2000 System will perform the following services:

(i)	issue, transfer and redeem book entry shares or cancelling share certificates as applicable;

(ii)	maintain shareholder accounts on the records of Fund on the TA2000 System in accordance with the instructions and information received by SS&C GIDS from the Fund, the Fund’s distributor, manager or managing dealer, the Fund’s investment adviser, the Fund’s sponsor, the Fund’s custodian, or the Fund’s administrator and any other person whom the Fund names on Schedule B (each an “Authorized Person”), broker-dealers or shareholders;

(iii)	when and if the Fund participates in the DTCC, and to the extent SS&C GIDS supports the functionality of the applicable DTCC program:

(a)	accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C GIDS by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the dealer file maintained by SS&C GIDS,

(b)	issue instructions to the Fund’s bank(s) for the settlement of transactions between the Fund and DTCC (acting on behalf of its broker-dealer and bank participants),

(c)	provide account and transaction information from the Fund’s records on TA2000 in accordance with the applicable Program’s rules, and

(d)	maintain shareholder accounts on TA2000 through the Programs;

(iv)	provide transaction journals;

(v)	once annually prepare shareholder meeting lists for use in connection with the annual meeting;

(vi)	Withhold, as required by federal law, taxes on securityholder accounts, perform and pay backup withholding as required for all securityholders, and prepare, file and provide, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to the Fund’s vendor of choice.

(vii)	disburse income dividends and capital gains distributions to shareholders, serve as plan administrator of the Fund’s distribution reinvestment plan and record reinvestment of dividends and distributions in shares of the Fund;

(viii)	prepare and provide, in electronic format, to the Fund’s print vendor of choice:

(a)	confirmation forms for shareholders for all purchases and liquidations of shares of the Fund and other confirmable transactions in shareholders’ accounts,

(b)	copies of shareholder statements, and

(c)	shareholder reports and prospectuses provided by the Fund;

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(ix)	provide or make available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Fund or Management;

(x)	maintain those records necessary to carry out SS&C GIDS’s duties hereunder, including all information reasonably required by the Fund to account for all transactions on TA2000 in Fund shares;

(xi)	calculate the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C GIDS by the Fund’s managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

(xii)	receive correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xiii)	arrange the mailing to dealers of confirmations of wire order trades;

(xiv)	process, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and reject any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv)	if the Fund is a registered product, provide to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000. For clarification, with respect to obligations, the Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of the Fund in each jurisdiction in which it is sold. SS&C GIDS’s sole obligation is to provide the Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000. It is the Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C GIDS, to ensure accuracy. SS&C GIDS is not responsible in any way for claims that the sale of shares of the Fund violated any such requirement (unless such violation results from a failure of the SS&C GIDS Blue Sky module to notify the Fund that such sales do not comply with the parameters set by Fund for sales to residents of a given state);

(xvi)	provide to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvii)	as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. SS&C GIDS shall answer and respond to inquiries from existing shareholders, prospective shareholders of the Fund and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by the Fund to SS&C GIDS, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xviii)	support Fund repurchase offers, including but not limited to: assistance with shareholder communication plan; coordination of repurchase offer materials; receipt, review and reconciliation of letters of transmittal; process tender offers and related repurchase requests received in good order; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms;

(xix)	in order to assist the Fund with the Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, SS&C GIDS offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund, pursuant to Section F hereto;

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(xx)	as mutually agreed upon by the Parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

(xxi)	upon request of the Fund and mutual agreement between the Parties as to the scope and any applicable fees, SS&C GIDS may provide additional services to the Fund under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

8.	At the request of an Authorized Person, SS&C GIDS shall use reasonable efforts to provide the services set forth in Section E.1 of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C GIDS to use methods and procedures other than those usually employed by SS&C GIDS to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C GIDS after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C GIDS, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

9.	SS&C GIDS shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund’s instructions, prospectus or application as amended from time to time, for the Fund, provided SS&C GIDS is advised in advance by the Fund of any changes therein and the TA2000 System and the mode of operations utilized by SS&C GIDS as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C GIDS’s cost of performing the services required hereunder at the current level of service, SS&C GIDS shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, SS&C GIDS shall be entitled to increase its fees by the amount of the increase in costs.

10.	The Fund acknowledges that SS&C GIDS is currently using, and will continue to use, SS&C Affiliates to assist with software development and support projects for SS&C GIDS and/or for the Fund. As part of such support, the Fund acknowledges that such SS&C Affiliates may access Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

11.	Management shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to SS&C GIDS provided that the requirements of the new funds are generally consistent with services then being provided by SS&C GIDS under the Agreement. If less than 60 days’ prior notice is provided by Management, additional ‘rush’ fees may be applied by SS&C GIDS. Rates or charges for additional funds shall be as set forth in Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which SS&C GIDS has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C GIDS’s then-standard pricing schedule.

12.	The Parties agree that to the extent that SS&C GIDS provides any services under the Agreement that relate to compliance by the Fund with the Code (or any other applicable tax law), it is the Parties’ mutual intent that SS&C GIDS will provide only printing, reproducing, and other mechanical assistance to the Fund and that SS&C GIDS will not make any judgments or exercise any discretion of any kind. The Fund agrees that it will provide express and comprehensive instructions to SS&C GIDS in connection with all of the services that are to be provided by SS&C GIDS under the Agreement that relate to compliance by the Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C GIDS of the Fund in this regard.

13.	The Fund instructs and authorizes SS&C GIDS to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs. The Fund acknowledges and agrees that as part of such services, SS&C GIDS will act as service provider to the custodian for such IRAs.

14.	If applicable, SS&C GIDS will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of the Fund and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

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15.	Upon receipt of the Fund’s written request, SS&C GIDS shall provide transmissions of shareholder activity to the print vendor selected by the Fund.

16.	If applicable, the Fund will furnish SS&C GIDS with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of SS&C GIDS. Such certificates will be signed manually or by facsimile signatures of the officers of the Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof. In the event that certificates for shares of the Fund shall be represented to have been lost, stolen or destroyed, SS&C GIDS, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of the Fund represented by the lost or stolen certificate. In the event that certificates of the Fund shall be represented to have been lost, stolen, missing, counterfeited or recovered, SS&C GIDS shall file Form X-17F-1A as required by applicable federal securities laws.

17.	Common shares will be transferred in accordance with the instructions of the shareholders and, upon receipt of the Fund’s instructions that shares be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C GIDS to be duly authorized. SS&C GIDS reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by the Fund.

18.	Changes and Modifications.

(i)	SS&C GIDS shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days’ prior notice to allow the Fund to change its procedures and SS&C GIDS provides Fund with revised operating procedures and controls.

(ii)	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C GIDS. The Parties recognize that during the Term of this Agreement the Fund will disclose to SS&C GIDS Confidential Information and SS&C GIDS may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies the Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) the Fund hereby consents to SS&C GIDS’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C GIDS and (ii) the Fund hereby grants SS&C GIDS a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of the Fund. All Confidential Information of the Fund shall be and shall remain the property of Fund.

19.	Fund Obligations.

(i)	The Fund agrees to use its reasonable efforts to deliver to SS&C GIDS in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

(ii)	The Fund will provide SS&C GIDS written notice of any change in Authorized Personnel as set forth on Schedule B.

(iii)	The Fund will notify SS&C GIDS of material changes to its Declaration of Trust, Bylaws or similar governing document (e.g. in the case of recapitalization) that impacts the services provided by SS&C GIDS under the Agreement.

(iv)	If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund’s shares, the Fund or Management will give prompt notice thereof to SS&C GIDS.

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20.	Compliance.

(i)	SS&C GIDS shall perform the services under this Schedule A in conformance with SS&C GIDS’s present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or managing dealer, or its or SS&C GIDS’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, SS&C GIDS’s obligations shall be solely as are set forth in this Schedule and any of other obligations of Fund under applicable law that SS&C GIDS has not agreed to perform on the Fund’s behalf under this Schedule or the Agreement shall remain the Fund’s sole obligation.

21.	Bank Accounts.

(i)	SS&C GIDS, acting as agent for the Fund, is authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Bank into which SS&C GIDS shall deposit funds that SS&C GIDS receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C GIDS on behalf of the Fund provided for in this Schedule A), (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C GIDS, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C GIDS’s obligations under the Agreement. SS&C GIDS, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C GIDS to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

(ii)	SS&C GIDS is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

22.	Records. SS&C GIDS will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under applicable federal securities laws. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C GIDS on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

(i)	Annual purges by August 31: SS&C GIDS and the Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject the Fund to the Aged History Retention fees set forth in the Fee Letter.

(ii)	Purge criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

(iii)	Purged history retention options (entail an additional fee): For the additional fees set forth on the Fee Letter, or as otherwise mutually agreed, then the Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

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23.	Disposition of Books, Records and Canceled Certificates. SS&C GIDS may send periodically to the Fund, or to where designated by the Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Fund under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by the Fund without the consent of SS&C GIDS (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

E.	GoWire

1.	Establish and maintain procedures for wire transfers from Fund bank accounts using SS&C’s Web Portal for Fund wire authorization. Management must approve all wires in the system and through a call back to Management from SS&C, or as otherwise agreed in writing by the Parties from time to time.

2.	Assist in processing payments from Fund bank accounts for the purposes of paying Fund expenses and, only with respect to Funds for which SS&C processes transactions with investors and performs corresponding AML procedures, investor distributions, in all cases based upon instructions from Management.

3.	Provide Funds and Management online access to GoWire to approve payees, payment instructions and retrieve other applicable information.

4.	Funds and Management are responsible for maintaining the confidentiality of and controlling the access to and use of all log in credentials supplied to Management (“Fund and Management Access Credentials”). Management shall notify SS&C immediately in writing in the event that (i) any Fund and Management Access Credentials is lost, stolen, or improperly disclosed to a third party or the security of any Fund and Management Access Credentials is otherwise compromised; or (ii) the authority of any person controlling any Fund and Management Access Credentials is withdrawn or amended, or any such person ceases to act on behalf of the Funds.

F.	AML

1.	SS&C may assume the authenticity and accuracy of any document or information provided by a prospective investor or investor without verification unless, in the sole discretion of SS&C, the same on its face appears not to be genuine. In the event of delay or failure by a prospective investor or investor to produce any information required by the subscription or similar agreement of the Fund or requested by SS&C, SS&C may refuse to process the subscription and the subscription monies related thereto or may refuse to allow a redemption until the applicable information has been provided. SS&C shall not process any payment from a prospective investor or make any payment for redemption proceeds to an investor if SS&C determines, or if SS&C receives instructions that the Fund has (or, if applicable and defined below, Fund AML Officers) have determined, that such payment would violate any AML law.

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G.	U.S. Domiciled Funds

2.	Notwithstanding the ability of the Fund to delegate the maintenance of certain AML procedures to SS&C, the Fund is ultimately responsible for ensuring its compliance with applicable AML law, including identifying, assessing and understanding relevant AML risks. SS&C will disclose to the Fund if SS&C files, on its own behalf, a suspicious activity report in relation to the Fund, investors or prospective investors, unless in the sole discretion of SS&C, such disclosure would be prohibited by applicable Law. Such disclosure shall identify the prospective investor or investor and the transaction which is the subject of the suspicious activity report and include a summary statement as to why the transaction is believed to be suspicious.

3.	With respect to the Fund, relying on external services as well as information provided on Fund subscription documents, screen the names of each prospective investor and report whether each subscriber is (i) a person identified on the sanctions lists administered and published by OFAC, including the list of specially designated nationals and blocked persons or (ii) believed to be a senior non-U.S. political figure or an immediate family member or close associate of such a figure (collectively “PEP”) or a non-U.S. shell bank.

H.	Miscellaneous

4.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of the Fund.

(iv)	Is not responsible for determining the valuation of the Fund’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of the Fund.

(vi)	Is not responsible for affecting any U.S. federal or state regulatory filings which may be required or advisable as a result of the offering of interests in the Fund, except as otherwise set forth herein.

(vii)	Is not the Fund’s tax advisor and does not provide any tax advice.

(viii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

5.	If SS&C allows the Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C and/or (ii) issue instructions to SS&C via web portals or other similar electronic mechanisms hosted or maintained by SS&C or its agents (“Web Portals”):

(i)	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. The Fund and Management shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by the Fund or Management or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by the Fund shall not be effective until SS&C has confirmed receipt and execution of such change.

(ii)	SS&C grants to the Fund and Management a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. The Fund and Management will ensure that any use of access to any Web Portal is in accordance with SS&C’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

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(iii)	The Fund and Management will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the Web Portal. Neither the Fund nor Management will remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	SS&C reserves all rights in SS&C systems and in the software that are not expressly granted to the Fund or Management hereunder.

(v)	SS&C may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C will endeavor to notify the Fund as soon as reasonably practicable of such action.

6.	Notwithstanding anything in this Agreement to the contrary, the Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of the Fund and are subject to review and approval by the Fund and the Fund’s auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

7.	SS&C shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon the Fund’s agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s sole discretion, excessive.

8.	Reports and information shall be deemed provided to the Fund if they are made available to the Fund online through SS&C’s Web Portal.

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SCHEDULE B

AUTHORIZED PERSONNEL

Pursuant to the terms of the Schedule A and the Agreement between Fund and SS&C GIDS, Fund authorizes the following Fund personnel to provide instructions to SS&C GIDS, and receive inquiries from SS&C GIDS in connection with Schedule A and the Agreement:

Name	Title

This Schedule may be revised by Fund by providing SS&C GIDS with a substitute Schedule B. Any such substitute Schedule B shall become effective twenty-four (24) hours after SS&C GIDS’s receipt of the document and shall be incorporated into the Agreement.

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Schedule C

Information relating to the processing of Personal Data

Subject matter of processing	Personal Data, as summarized below, transferred by Management or the Fund (or investors and prospective investors) or otherwise obtained by SS&C or its Affiliates as Processor in connection with the Services under this Agreement.
Duration of processing	The term of this Agreement and, if applicable, after the termination of this Agreement, to the extent required by applicable Law, or as agreed between the Parties in writing.
Nature and purpose of processing	Processing of Personal Data, which may include special categories of Personal Data, for the purposes of the Services provided under this Agreement.
Types of Personal Data	Information relating to identified or identifiable natural persons, such as name, gender, date of birth, age, nationality, photographs; home/work landline phone number, personal/work mobile, home/work postal address, personal/work email address; bank account number, source of funds, personal net worth, details of investment activities; passport number, driver’s licence number, social security or national insurance number, or other tax identification number.
Categories of data subjects	Natural persons connected with the Fund or Management business, such as investors and individuals associated with investors, the Investment Manager, including their directors, members, agents or representatives, employees, partners, shareholders, and beneficial owners.
Frequency of any transfer of Personal Data from Fund/Management to SS&C	Continuous

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